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                                   EXHIBIT 5.1


                             DUNN SWAN & CUNNINGHAM
                           A PROFESSIONAL CORPORATION
                        ATTORNEYS AND COUNSELLORS AT LAW


                               2800 OKLAHOMA TOWER              405.235.8318
                                 210 PARK AVENUE           TELECOPY 405.235.9605
                       OKLAHOMA CITY, OKLAHOMA 73102-5604


                               December 20, 2001

Board of Directors
  of Precis, Inc.
2500 South McGee Drive, Suite 147
Norman, Oklahoma 73072

Gentlemen:

         We have acted as counsel to Precis Smart Card Systems, Inc., an Oklahoma corporation (the "Company"), in conjunction with the offering of an aggregate of 200,000 shares of common stock, $.01 par value per share (the "Common Stock").

         The offering of the Common Stock is more fully described in that certain Registration Statement on Form S-3 (No. 333-_________), filed by the Company with the United States Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"), and all amendments thereto (the "Registration Statement"), and the Prospectus in the form as to be filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act (the "Prospectus").

         For purposes of this opinion, we have made such investigations as we deem necessary or appropriate and have reviewed, considered and received such certificates, documents and materials as we deemed appropriate. In conducting our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as certified copies.

         The law bearing upon the matters addressed in this opinion letter is limited to the law of the United States and the law of Oklahoma.

         Based upon our examination and consideration of such documents, certificates, records, matters and things as we have deemed necessary for the purposes hereof, we are of the opinion as of the date hereof that:

         1. The Company will be duly organized and existing under the laws of the State of Oklahoma; and

         2. All of the issued and outstanding shares of the Common Stock of the Company will have been legally issued, will be fully paid and will not be liable to further call or assessment.

         In arriving at the foregoing opinion, we have relied, among other things, upon the examination of the corporate records of the Company and certificates of officers and directors of the Company and of public officials. We hereby consent to the use of this opinion in the Registration Statement and all amendments thereto, and to the reference to our firm name under the caption "Interest of Counsel" of the Prospectus which is included as a part of the Registration Statement. This firm is the beneficial owner of 2,000 shares of the Company's common stock and Michael E. Dunn, a member of this firm and a director of the Company, is the beneficial owner of 24,000 shares of the Company's common stock.

                                          Very truly yours,

                                          DUNN SWAN & CUNNINGHAM